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Exhibit 10.48

Relocation Arrangement
with
Jeffrey A. Babka

        Jeffrey A. Babka has an arrangement with NeuStar, Inc. whereby he is entitled to benefits in addition to those available to other executive-level employees in connection with his relocation from Georgia to Virginia. Specifically, Mr. Babka will receive an annual cost-of-housing allowance of $30,000, $20,000, and $10,000 in 2005, 2006 and 2007, respectively, contingent on his continued employment by NeuStar. He also is entitled to receive payments equal to the incremental cost of his duplicate housing and living expenses for six months or until the date of sale of his Georgia residence, whichever is earlier. If Mr. Babka's Georgia residence is not sold prior to the end of the six-month period, or if an offer is received that is lower than Mr. Babka's purchase price for the Georgia residence, NeuStar has agreed to consider additional benefits.

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Relocation Arrangement with Jeffrey A. Babka